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                                                                    Exhibit 99.2

   Statement Under Oath of Principal Executive Officer and Principal Financial Officer Regarding Facts and Circumstances Relating to Exchange Act Filings

I, Bradley D. Tilden, state and attest that:

      (1) To the best of my knowledge, based upon a review of the covered reports of Alaska Air Group, Inc., and, except as set forth on Exhibit A hereto or as corrected or supplemented in a subsequent covered report:

                  - no covered report contained an untrue statement of a material fact as of the end of the period covered by such report (or in the case of a report on Form 8-K or definitive proxy materials, as of the date on which it was filed); and

                  - no covered report omitted to state a material fact necessary to make the statements in the covered report, in light of the circumstances under which they were made, not misleading as of the end of the period covered by such report (or in the case of a report on Form 8-K or definitive proxy materials, as of the date on which it was filed).

      (2) I have reviewed the contents of this statement with the Company's audit committee.

      (3) In this statement under oath, each of the following, if filed on or before the date of this statement, is a "covered report":

                  - the Annual Report on Form 10-K filed with the Commission on March 3, 2002 for fiscal year ended December 31, 2001 of Alaska Air Group, Inc;

                  - all reports on Form 10-Q, all reports on Form 8-K and all definitive proxy materials of Alaska Air Group, Inc. filed with the Commission subsequent to the filing of the Form 10-K identified above; and

                  -     any amendments to any of the foregoing.

      /s/ Bradley D. Tilden                   Subscribed and sworn to before me
      ----------------------------------      this ____ day of August, 2002.
      Bradley D. Tilden
      Date: August 13, 2002
                                              ----------------------
                                              Notary Public
                                              My Commission Expires:


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                                    EXHIBIT A

As previously announced, in June 2002 Alaska Air Group, Inc. (the "Company") changed its accounting policies relating to the accrual for certain lease return costs and the capitalization of software development costs. These changes, which are more fully described below, are being implemented following a consultation with the Company's new independent auditors, who were appointed in May 2002. The Company will be restating its financial statements and related filings with the Securities and Exchange Commission. The restatements will change the periods in which certain expenses are recognized. The effect of these changes is as shown in the Company's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2002, but in summary, they result in an increase of $29.3 million of equity as of June 30, 2002 and modestly better results than those previously reported. However, for the first and second quarters of 2001, operating expenses are slightly higher than those previously reported and the operating result is slightly lower. For future periods, these changes may affect the timing and amounts of the Company's reported operating expenses. Additionally, the Company changed its accounting for aircraft purchase commitments assumed by a third party, and made a reclassification of deferred income taxes, both of which do not impact equity or earnings

Leased Aircraft Return Costs

The Company leases many of its aircraft under relatively long-term operating lease agreements. These aircraft are subject to periodic airframe and engine overhauls based on the Company's maintenance program. The Company's previous policy was to capitalize these overhauls and amortize the costs over the estimated lives of the overhauls. Separately, many of the Company's lease agreements contain provisions which require that at the end of the lease, either certain minimum times remain until the next overhaul or the Company make a cash payment to the lessor. At the inception of the lease, the Company does not know the balance between actual time remaining to the next overhaul and cash payments that will be used to satisfied its return commitments. Under the previous method, the Company accrued for the costs of returning leased aircraft, including any cash payments due to lessors and any unamortized overhauls, on a straight-line basis over the lives of the leases. Airframe and engine overhauls will now be capitalized and amortized over the remaining lease term, if shorter than the life of the overhaul. Additionally, under our new method, since the timing and amount of cash payments cannot be reasonably predicted at the inception of the lease, the Company will be accruing cash payments expected to be made to lessors over the last few years of the lease, versus over the entire lease term.

Internally Developed Software

The Company also revised its accounting practices for certain costs of internally developed software. These costs were previously charged to expense as they were incurred, and they will now be capitalized and amortized over the estimated lives of the software.

Aircraft Purchase Commitments

The Company has an aircraft purchase commitment, which may trigger a liability under certain events of default. The Company previously recognized a portion of this commitment which was funded by a third party as a liability, and related aircraft purchase deposits, on its balance sheet.


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Since the executory contract for the purchase commitment is not an obligation of the Company until the aircraft is delivered, this commitment is now disclosed as a purchase commitment and not included in long-term debt or deposits for future flight equipment.

The Company expects to complete the revisions to its historical financial statements and file appropriate amendments with the SEC as soon as practicable. To the extent these revisions may involve the reaudit of historical financial statements by the Company's new independent auditors, they could result in the restatement of other items not described in this Exhibit, although I have no knowledge of any such required restatements.